Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101		Steven Brazones Director, Investor Relations 651-236-5158

NEWS	For Immediate Release	June 21, 2005

H.B. FULLER REPORTS SECOND QUARTER RESULTS AND RAISES 2005 EARNINGS EXPECTATIONS

ST. PAUL, Minnesota – H.B. Fuller Company (NYSE: FUL) today reported operating results for the second quarter ended May 28, 2005 and announced that it is raising its earnings expectations for its current fiscal year.

Net Revenue:

Net revenue for the second quarter of 2005 was $387.9 million, representing a 6.8 percent increase over the second quarter of 2004. Improved pricing, volume, and positive currency effects contributed 6.6 percent, 0.1 percent, and 2.0 percent, respectively. The deconsolidation of the Company’s Japanese operations, due to entering into a joint venture with Sekisui Chemical Company in Japan, resulted in an offsetting 1.9 percent impact.

Global Adhesives’ net revenue increased 6.7 percent versus the second quarter of last year. Improved pricing and positive currency effects contributed 7.5 percent and 2.5 percent, respectively. Lower volume and the deconsolidation of the Company’s Japanese operations had an offsetting 0.7 percent and 2.6 percent impact, respectively.

Full-Valu/Specialty Group’s net revenue increased 7.2 percent versus the second quarter of last year. Improved pricing, positive currency effects, and higher volume, contributed 4.6 percent, 0.6 percent, and 2.0 percent, respectively.

Commenting on the results, Al Stroucken, Chairman and Chief Executive Officer, said, “We continued to make incremental improvement with respect to pricing during the second quarter. Unfortunately, raw material cost increases still outstripped our price increases, resulting in a year-over-year deterioration in gross profit margin. Clearly, we still have quite a bit of catching up to do in light of the inflationary raw material environment. Therefore, we must remain steadfast in our approach to the marketplace in the quarters ahead in order to bridge the gap.”

Net Income:

Second quarter net income was $16.2 million or $0.56 per share (diluted). Last year’s second quarter net income was $11.2 million or $0.39 per share (diluted). This year’s net income includes, on a pre-tax basis, a $4.8 million gain on the sale of a 20% equity interest in the Company’s China operations to Sekisui Chemical Company, as previously announced, and $2.9 million in severance and other expenses associated with the outsourcing of a portion of the Company’s IT organization and other business reorganizations.

Year-To-Date Results:

For the first six months of fiscal year 2005, net revenue was $740.9 million compared to $681.6 million reported last year, an 8.7 percent increase. Improved pricing, positive currency effects, and higher volume contributed 5.5 percent, 2.2 percent, and 0.8 percent, respectively. The net impact of the Probos acquisition and the deconsolidation of the Japanese operations resulted in a contribution of 0.2 percent.

Net income was $22.7 million or $0.78 per share (diluted) for the first six months of this year compared to $15.8 million or $0.55 per share (diluted) for same period last year.

Expectations For Fiscal Year 2005:

As a result of the Company’s progress in managing operating expenses and its improvements made in recovering raw material cost increases, the Company now expects full-year earnings per share, on a diluted basis, to be in the range of $1.75 - $1.85.

“We are very pleased with the efforts of our team members in building on the momentum of the first quarter. This year is off to a respectable start and we are optimistic that we can continue to build upon the successes achieved thus far,” said Stroucken.

Conference Call:

The Company will host an investor conference call to discuss second quarter results on Wednesday, June 22, 2005 at 9:30 a.m. central time (10:30 a.m. eastern time). The call can be heard live over the Internet through the Company’s website at www.hbfuller.com under the investor relations section. The call is scheduled to last one hour. An audio replay and written transcript of the conference call will subsequently be made available on the Company’s website.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the Australian and Canadian dollars, the Argentine peso and the Brazilian real); the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filing of April 4, 2005 and 10-K filing of February 25, 2005. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included. References to volume changes include volume, product mix, and delivery charges, combined.

H.B. Fuller Company is a worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2004 net revenue of $1.410 billion. Common stock is traded on the NYSE exchange under the symbol FUL. For more information about the Company, visit their website at www.hbfuller.com.

H.B. FULLER COMPANY AND SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended May 28, 2005	13 Weeks Ended May 29, 2004
Net revenue	$387,926	$363,063
Cost of sales	(288,371)	(262,919)

Gross profit	99,555	100,144

Selling, general and administrative expenses	(78,509)	(77,731)
Gains from sales of assets	5,005	—
Other expense, net	(462)	(2,336)
Interest expense	(2,895)	(3,638)

Income before income taxes, minority interests and income from equity investments	22,694	16,439

Income taxes	(7,424)	(5,386)

Minority interests in consolidated income	247	(233)

Income from equity investments	698	352

Net Income	$16,215	$11,172

Basic income per common share	$0.57	$0.39

Diluted income per common share	$0.56	$0.39

Weighted-average common shares outstanding:
Basic	28,645	28,402
Diluted	29,129	28,853

Selected Balance Sheet Information (subject to change prior to filing of the Company’s Quarterly Report on Form 10-Q)

	May 28, 2005	November 27, 2004	May 29, 2004
Inventory	$165,193	$159,067	$154,255
Trade accounts receivable, net	243,094	262,932	248,961
Trade accounts payable	148,812	164,846	131,779
Total assets	1,097,439	1,135,359	1,045,119
Long-term debt, including current installments	137,261	161,069	161,714

H.B. FULLER COMPANY AND SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	26 Weeks Ended May 28 2005	26 Weeks Ended May 29, 2004
Net revenue	$740,912	$681,637
Cost of sales	(550,649)	(495,716)

Gross profit	190,263	185,921

Selling, general and administrative expenses	(158,830)	(153,140)
Gains from sales of assets	6,798	—
Other expense, net	(814)	(3,269)
Interest expense	(6,224)	(7,202)

Income before income taxes, minority interests and income from equity investments	31,193	22,310

Income taxes	(10,144)	(7,264)

Minority interests in consolidated income	474	(113)

Income from equity investments	1,193	853

Net Income	$22,716	$15,786

Basic income per common share	$0.79	$0.56

Diluted income per common share	$0.78	$0.55

Weighted-average common shares outstanding:
Basic	28,593	28,374
Diluted	29,046	28,870